Exhibit 99.1

LA CORTEZ ENERGY, INC.
1266 1st Street - #4, Sarasota, FL 34236

La Cortez Energy Appoints Andres Gutierrez Rivera CEO and President

Sarasota, Florida - May 14, 2008 - La Cortez Energy, Inc. (OTCBB: LCTZ) is pleased to announce that Mr. Andres Gutierrez Rivera has joined the Company as our CEO, President and Director effective June 1, 2008.

Mr. Gutierrez brings an extensive track record of oil and gas leadership to La Cortez Energy.  With over 23 years of industry experience, Mr. Gutierrez was most recently (from January 2007 to date) the senior executive of Lewis Energy Colombia Inc. In this role he was responsible for all aspects of Lewis Energy’s operational management and its business development initiatives in Colombia. Prior to joining Lewis Energy, Mr. Gutierrez was briefly a consultant with Upside Energy & Mining Services, in charge of the execution of various consulting projects related to the oil and gas divisions of several multinational companies.

From 2001 to 2006, Mr. Gutierrez was employed with Hocol, S.A., an oil and gas exploration and production (E&P) company based in Bogotá, Colombia with operations in Colombia and Venezuela. From 2004, Mr. Gutierrez served as one of three Vice Presidents reporting directly to the President of Hocol. As Vice President Finance Administration, Human Talent and Operations, Mr. Gutierrez participated in defining Hocol’s long term strategy and company direction. In 2005, Mr. Gutierrez participated in the development and execution of the divestiture of Hocol to Maurel & Prom for approximately $460 million.

Mr. Gutierrez said, “I look forward to the opportunity to bring my experience and network of contacts throughout Colombia and Latin America to assist La Cortez Energy in its objective of becoming a significant South American oil and gas company. My initial efforts for the Company will be focused on establishing a strong technical team that will focus on identifying corporate and property acquisitions and joint venture opportunities for oil and gas development and exploration.

Chairman Nadine Smith said, “I am very pleased to announce the appointment of Andres Gutierrez Rivera as our CEO and President, and a member of the Board of Directors of La Cortez Energy, Inc. The objective of our company is to develop a substantial E&P company in South America, with an initial focus in Colombia. Our company will be run by seasoned South American oil and gas executives with experience and knowledge in the energy industry, and Mr. Gutierrez is an a key addition to our management team. The leadership qualities and network of connections that Mr. Gutierrez brings to our company will be a valuable asset in the execution of La Cortez’s corporate strategy. We anticipate that his knowledge and expertise in the energy industry and his track record developing and executing corporate strategy will position La Cortez Energy as a significant E&P growth company in South America.”

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia.  To that end, the Company has recently established a subsidiary, La Cortez Energy Colombia, E.U., with offices in Bogotá, Colombia

For more information, please contact the Company’s Investor Relations department at 888-805-(LCTZ) 5289

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify corporate acquisition and/or joint venture opportunities in the energy sector in Colombia and, more generally, in Latin America, and that the Company can establish the technical infrastructure to take advantage of, and successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.